IN THE UNITED STATES BANKRUPTCY COURT
                    FOR THE EASTERN DISTRICT OF PENNSYLVANIA
____________________________________
                                    :       CHAPTER 11
In re:                              :
                                    :
CORECARE BEHAVIORAL HEALTH          :
MANAGEMENT, INC.                    :       BANKRUPTCY NO. 02-16792(SR)
                                    :
                   Debtor           :
____________________________________:








                   __________________________________________

                       DISCLOSURE STATEMENT IN RESPECT OF
                      THIRD AMENDED PLAN OF REORGANIZATION
                        PROPOSED BY DEBTOR-IN-POSSESSION
                   __________________________________________

















Dated: December 29, 2003

         1.A.     INTRODUCTION
                  ------------

         On or about May 6, 2002, CoreCare Behavioral Health Management, Inc. (the "Debtor" or "CCBHM") filed a Voluntary Petition for Reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Eastern District of Pennsylvania. At the same time CoreCare Realty Corporation ("Realty"), an Affiliate of the Debtor (collectively CCBHM and Realty are referred to as the "Debtors") filed a Voluntary Petition under Chapter 11. Since the Petition Date, the Debtor and its Affiliate have been operating and conducting their businesses as Debtors-in-Possession pursuant to the terms of the United States Bankruptcy Code.

         CCBHM operates a private, for-profit mental health care facility at 111 North 49th Street, Philadelphia, Pennsylvania known as the Kirkbride Center (the "Property"). Kirkbride Center is a 21 acre campus in West Philadelphia on which is located five principal buildings totaling approximately 380,000 square feet. CoreCare Systems, Inc. is the parent and one hundred percent (100%) stockholder of the Debtors.

         CCBHM acquired the Kirkbride Property in 1997 from The Pennsylvania Hospital. CCBHM acquired the Property in 1997 to attempt to capitalize on doing business with a newly formed agency within the City of Philadelphia called Community Behavioral Health (CBH). CBH was charged with the task of providing mental health services to the 500,000 Medicaid patients in the City of Philadelphia. CoreCare hoped to capitalize on the demand for psychiatric services generated by CBH, and its position as a low cost provider within the City, by acquiring Kirkbride Center and negotiating a profitable service provider contract with CBH. CoreCare was indeed able to negotiate a contract with CBH to provide acute and sub-acute psychiatric care services to CBH starting in 1997 and proceeded to do so.

         CCBHM continues to serve as a full service psychiatric hospital that has approximately 250 employees and 150 patients for treatment in the facility. Realty functions essentially as a pass thru entity that subleases a substantial portion of CoreCare Behavioral's facility which it leases to various tenants. The Debtor has attempted to formulate a Plan of Reorganization which it believes will benefit all creditors and allow the Debtor to continue to operate and serve the community.

         CCBHM's real property located at 111 North 49th Street in Philadelphia, Pennsylvania is secured by a mortgage and note of WRH Mortgage, Inc. ("WRH"). WRH has a first lien on all real estate and fixtures. This note and mortgage has been assigned to Kirkbride Holdings, LLC ("KBH"). The first mortgage has a current balance due of approximately $13,700,000. PricewaterhouseCoopers recently completed an appraisal of the Debtor and the real estate and concluded that the business plus the real estate has a value of $25,300,000 (14 acres only) and that the real estate (14 acres only) by itself has a value of $15,500,000.

         The Debtor's Plan is contingent on a favorable ruling from the Court on the disposition of the Tobacco Settlement Funds which are in escrow and the closing on a refinance of the account receivable line of credit. Heller, Class 2 creditor, does not agree to the disposition of the Tobacco Settlement Funds as outlined by the Debtor's Plan. Absent agreement, this issue will be litigated. Heller also intends to assert that the absolute priority rule prevents

3



confirmation. The Debtor believes that Heller as over-secured creditor does not have standing to raise that issue.

         The Debtor and the Class 1 Creditor are still negotiating the Class 1 treatment and the loan documents referenced in the treatment of Class 1 including the Kirkbride Lease. The most current draft of the KBH Loan Documents are attached to the Plan. The inclusion of these documents as an Exhibit to the Plan should not be construed as acceptance of the attached documents by the Debtor or Class 1and should not be construed as an acceptance by KBH of the Class 1 treatment. The Debtor is hopeful that such acceptance will occur and the Debtor will provide the final versions of all KBH loan documents at the time of Confirmation.

         The Debtor and Class 10 have discussed potential treatment under the Plan. The Committee has not, as of the Disclosure Statement hearing, consented to the Class10 treatment set forth in the Plan. The Debtor and the Committee will be negotiating the treatment for Class 10 and may modify the treatment as set forth in the Plan. Further, the Debtor and Committee will be negotiating the appropriate loan documents which will be available at the time of the Confirmation Hearing.

         THE DEBTOR  RECOMMENDS A VOTE FOR ACCEPTANCE OF ITS PLAN.

         2.       DISCLAIMERS
                  -----------

         2.1 THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN, AND NOTHING CONTAINED IN IT SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE PLAN OR OTHER LEGAL EFFECTS OF THE REORGANIZATION ON CREDITORS, HOLDERS OF CLAIMS OR INTERESTS, OR THE DEBTOR.

         2.2 THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND NEITHER DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY EXCHANGE OR RIGHTS MADE IN CONNECTION WITH THIS DISCLOSURE STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH HEREIN SINCE THE DATE THE DISCLOSURE STATEMENT WAS COMPILED.

         2.3 THE STATEMENT AND REPRESENTATIONS CONTAINED HEREIN ARE MADE SOLELY BY OR AT THE INSTANCE OF THE DEBTOR AND NO OTHER PARTY IN INTEREST IS RESPONSIBLE FOR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.

4


         2.4 NO REPRESENTATIONS CONCERNING THE PLAN ARE AUTHORIZED BY THE DEBTOR OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. THE DEBTOR DOES NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN IS WITHOUT ANY INACCURACY.

         2.5 THE PRESENTATION OF THE INFORMATION SET FORTH HEREIN DOES NOT CONSTITUTE FACTUAL OR LEGAL ADMISSIONS BY THE DEBTOR. CERTAIN OF THE
INFORMATION, BY ITS NATURE, IS FORWARD LOOKING, CONTAINS ESTIMATES AND ASSUMPTIONS WHICH MAY PROVE TO BE FALSE OR INACCURATE AND CONTAINS PROJECTIONS WHICH MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE EXPERIENCES. SUCH ESTIMATES AND ASSUMPTIONS ARE MADE FOR INFORMATIONAL PURPOSES ONLY AND NO REPRESENTATION OR WARRANTY IS MADE WITH RESPECT THERETO.

         3.       INFORMATION ABOUT THE REORGANIZATION PROCESS
                  --------------------------------------------

         3.1 PURPOSE OF DISCLOSURE STATEMENT

                  The purpose of a Disclosure Statement is to provide the creditors and equity holders with sufficient information about the Debtor and proposed Plan of Reorganization so as to permit them to make an informed judgment when voting on the Plan. This Disclosure Statement therefore includes background information about the Debtor and also identifies the classes into which creditors have been placed by the Plan. The Disclosure Statement describes the proposed treatment of each of those classes if the Plan is confirmed. In addition, the Disclosure Statement contains information concerning the future prospects for the Debtor in the event of confirmation or, in the alternative, the prospects if confirmation is denied or the proposed Plan does not become effective.

                  This Disclosure Statement and the Exhibits described herein have been approved by Order of the Bankruptcy Court dated _____________, 2003, as containing, in accordance with the provisions of the Bankruptcy Code, adequate information of a kind and in sufficient detail that would enable a reasonable, hypothetical investor typical of a holder of impaired claims or interests to make an informed judgment about the Plan. The Bankruptcy Court's approval of this Disclosure Statement, however, does not constitute a recommendation by the Bankruptcy Court either for or against the Plan.


                 YOU ARE URGED TO STUDY THE PLAN IN FULL AND TO
                  CONSULT WITH YOUR COUNSEL AND OTHER ADVISORS
                ABOUT THE PLAN AND ITS IMPACT, INCLUDING POSSIBLE
              TAX CONSEQUENCES, UPON YOUR LEGAL RIGHTS. PLEASE READ

5


                THIS DISCLOSURE STATEMENT CAREFULLY BEFORE VOTING
                                  ON THE PLAN.

         3.2 BRIEF EXPLANATION OF CHAPTER 11

                  Chapter 11 is the principal business reorganization section of the Bankruptcy Code. Pursuant to Chapter 11, the Debtor is permitted to reorganize its business affairs for its own benefit and that of its creditors and other interest holders. Unless a trustee is appointed, The Debtor is authorized to continue to operate its business while all attempts to collect pre-petition claims from the Debtor, or to foreclose upon property of the Debtor, are stayed during the pendency of the case unless the Bankruptcy Court orders otherwise.

                  The objective of a Chapter 11 case is the formulation of a plan of reorganization of the Debtor and its affairs. The plan is a vehicle for resolving claims against the Debtor, as well as providing for its future direction and operations.

                  Creditors are given an opportunity to vote on any proposed plan, and the plan must be confirmed by the Bankruptcy Court to be valid and binding on all parties. Once the plan is confirmed, all claims against the
Debtor which arose before the Chapter 11 proceeding was initiated are extinguished, unless specifically preserved in the Plan.

         3.3 VOTING PROCEDURE

                  The United States Bankruptcy Court has reviewed this Disclosure Statement and entered an Order determining that these documents contain "adequate information" such that creditors can meaningfully evaluate the Plan. A copy of the Bankruptcy Court Order approving the Disclosure Statement is attached. Only after creditors have had an opportunity to vote on the Plan will the Court consider the Plan and determine whether it should be approved or confirmed.

                  All creditors entitled to vote on the Plan may cast their votes for or against the Plan by completing, dating, signing and causing the Ballot Form accompanying this Disclosure Statement to be returned to the following address in the enclosed envelope:

                         ALBERT A. CIARDI, III, ESQUIRE
                        CIARDI MASCHMEYER & KARALIS, P.C.
                               1900 SPRUCE STREET
                             PHILADELPHIA, PA 19103

BALLOTS MUST BE RECEIVED ON OR BEFORE 5:00 P.M. ON ______________, 2004 TO BE COUNTED IN THE VOTING. BALLOTS RECEIVED AFTER THIS TIME WILL NOT BE COUNTED IN THE VOTING UNLESS THE COURT SO ORDERS.

         THE DEBTOR RECOMMENDS A VOTE "FOR ACCEPTANCE" OF THE PLAN.

6


         This Disclosure Statement has been approved by the Bankruptcy Court in accordance with Section 1125 of the Bankruptcy Code and is provided to all of the known holders of Claims against the Debtor whose Claims are impaired under the Plan and to each Interest holder of record. The Disclosure Statement is intended to assist creditors in evaluating the Plan and in determining whether to accept the Plan.

         3.4 BALLOTS

                  Accompanying this Disclosure Statement are appropriate Ballots for acceptance or rejection of the Plan. The Bankruptcy Code provides that only Classes of Claims and Interests which are impaired may vote on a Plan. A claim (or interest) to which an objection has been filed is a disputed claim (or interest) and not an allowed claim (or interest), unless the Court denies such objection or temporarily allows the disputed claim (or interest) for the purpose of voting on the Plan. Thus, any holder of a claim which is the subject of an objection pending during the applicable voting period will not be entitled to vote on the Plan. Each party in interest entitled to vote on the Plan will receive a Ballot (as for each class of claim or interest for which it belongs). Because some parties may be in more than one class for voting purposes, in some instances more than one Ballot has been included with the Disclosure Statement. The classes which are, or may be, impaired by the Plan and which, therefore, are entitled to vote to either accept or reject the Plan are the following:

         Class                Description of Class
         -----                --------------------

         1                    Kirkbrige Holdings, LLC
         2                    Internal Revenue Service
         3                    Heller Healthcare Finance
         4                    Commonwealth of Pennsylvania, Dept. of Revenue
         5                    Commonwealth of Pennsylvania, Dept. of Labor
         6                    Advanta Leasing Services
         7                    CitiCorp Vendor Finance
         8                    City of Philadelphia, Dept. of Revenue
         9                    Priority Non-Tax Claims
         10                   Unsecured Claims
         11                   Interest Holder



                  Each member of a voting class will be asked to vote for acceptance or rejection of the Plan. A party who holds claims in more than one class should complete a Ballot for each class with respect to the applicable proportion of its claim included in each class. In determining acceptance of the Plan, votes of Claims and Interests will only be counted if submitted by holders of Claims and Interests which have been scheduled by the Debtor as undisputed, non-contingent and liquidated, or who have filed a Proof of Claim with the Bankruptcy Court which has neither been disallowed nor the subject of an unresolved objection prior to the Confirmation Hearing.

7



                  YOU MAY RECEIVE MORE THAN ONE PLAN OR A PLAN

                   FROM MORE THAN ONE CASE. YOU SHOULD SUBMIT

                       A BALLOT IN EACH CASE IN WHICH YOU

                            BELIEVE YOU HAVE A CLAIM.

                  THE BANKRUPTCY COURT HAS FIXED ________________, 2004 AS THE LAST DATE BY WHICH ALL BALLOTS MUST BE RECEIVED. All parties eligible to vote on the Plan are urged to complete and return their Ballots promptly to avoid delay in confirmation of the Plan.

         3.5 THE CONFIRMATION HEARING

                  The Bankruptcy Court has scheduled a hearing on the confirmation of the Plan to commence on ______________, 2004 at __________, or as soon thereafter as the parties can be heard. Confirmation Hearing will be held in the United States Courthouse, 900 Market Street, Courtroom 4, Second Floor, Philadelphia, PA 19107. At the hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code, including whether it is feasible and whether it is in the best interest of holders of claims and interest. The Bankruptcy Court will also receive and consider a Report of Plan Voting prepared on behalf of the Debtor concerning the votes for acceptance or rejection of the Plan by the parties entitled to vote.

         3.6 ACCEPTANCES NECESSARY TO CONFIRM PLAN

                  At the scheduled confirmation hearing, the Bankruptcy Court must determine, among other things, whether the Plan has been accepted by each impaired class. Under Section 1126 of the Bankruptcy Code, an impaired class is deemed to have accepted the Plan if at least 2/3 in amount and more than 1/2 in number of the Allowed Claims of class members who have voted to accept or reject the Plan have voted for acceptance of the Plan. Further, unless there is acceptance of the Plan by all impaired classes, the Bankruptcy Court must also determine that under the Plan class members will receive property of a value, as of the Effective Date of the Plan, that is not less than the amount that such class members would receive or retain if the Debtor were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date of the Plan.

         3.7 CONFIRMATION OF THE PLAN WITHOUT THE NECESSARY ACCEPTANCES.

                  The Plan may be confirmed even if it is not accepted by one or all of the impaired classes if the Bankruptcy Court finds that the Plan does not discriminate unfairly against and is

8


fair and equitable as to such class or classes.  This  provision is set forth in
Section 1129(b) of the Bankruptcy Code and requires that, among other things, the claimants must either receive the full value of their claims or, if they receive less, no class with junior liquidation priority may receive anything. If the class of unsecured claims does not accept the Plan and the Plan does not propose to pay the class their allowed claims in full, no junior class (which, in this proceeding, includes, among others, the Debtor's shareholder), may retain their equity interest, unless the shareholder contributes money or something of value related to their participation in equity. The Plan provides that the stock of the Debtor shall be retained by the shareholder. The Debtor may, at its option, choose to rely upon this provision (ss.1129(b)) to seek confirmation of the Plan if it is not accepted by an impaired class or classes of Creditors.

         4.       LIQUIDATION ANALYSIS AND FINANCIAL PROJECTIONS.
                  ----------------------------------------------

         4.1  BEST  INTEREST  OF  CREDITORS  AND   COMPARISON   WITH  CHAPTER  7
LIQUIDATION.

                           As a condition to confirmation  of the Plan,  Section
1129(a)(7)(A)(ii) of the Bankruptcy Code requires that each impaired class of claims or interests must receive or retain at least the amount or value it would receive if the Debtor would liquidate under a Chapter 7 scenario on the Effective Date of the Plan. Reference is made to the "Liquidation Analysis for Debtor" which is attached hereto as Schedule 1. The liquidation analysis assumes a Chapter 7 scenario in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtor's estate. The liquidation analysis is based upon estimates and assumptions that, although developed and considered reasonable by the Debtor, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtor. The liquidation analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, there can be no assurance that the values reflected in the liquidation analysis would be realized if the Debtor were, in fact, to undergo such a liquidation.

                           A Chapter 7 liquidation would result in a substantial
diminution in the value to be realized by holders of claims because of (i) the failure to realize the greater going concern value of the Debtor's business,
(ii) additional administrative expenses involved in the appointment of a trustee, attorneys, accountants and other professionals to assist such trustee and (iii) additional expenses and claims, some of which would be entitled to priority and payment, which would arrive by reason of the liquidation. In addition, it should be noted that the analysis does not reduce the value of liquidation recoveries on account of a substantial time that likely would elapse before creditors would receive any distribution in respect to their claims in a liquidation scenario. Consequently, the Debtor believes that the Plan which provides for the continuation of the Debtor's core business, provides a substantially greater return to holders of claims than would a liquidation. Under the Plan, unsecured creditors will receive, one hundered percent of their allowed claim.

         4.2 Financial Projections.

9


                           During  the  period in which the  Debtor  has been in
possession of its assets as a Debtor-in-Possession, it has filed with the Bankruptcy Court monthly unaudited periodic income statements, balance sheets, reports of cash balances and summaries of cash receipts and disbursements. In addition, the Debtor has also filed with the Bankruptcy Court, Schedules and Statement of Financial Affairs. These documents may be examined in the Office of the Clerk of the United States Bankruptcy Court, Robert N.C. Nix Building, 900 Market Street, Suite 400, Philadelphia, PA 19107. Attached hereto as Schedule 2 is the Debtor's projected financial statements in regard to the Plan. All of the figures in Schedule 2 are estimated and projected regardless of whether the time period indicated is in the past. The projections show that the Reorganized Debtor will have sufficient funds to make the payments required under the Plan and to continue operations.

                           The Debtor  believes the projected  financial data to
be reasonable and has incorporated conservative assumptions into the projections, but no assurance can be given that the results shown will be realized.

         4.3 Funds Required on the Effective Date

                  The Debtor's projected statement of cash flow as of the Effective Date is attached hereto as part of Schedule 2. The Debtor has also attached such other supporting documents or schedules as part of Schedule 2.

         5.       GENERAL INFORMATION
                  -------------------

         5.1 HISTORY OF THE DEBTOR.

                           A. Debtor  acquired  the  Kirkbride  Property in 1997
from The Pennsylvania Hospital. The Pennsylvania Hospital was operating a 120 bed acute care psychiatric hospital on the Property. Debtor acquired the Property in 1997 to attempt to capitalize on doing business with a newly formed agency within the City of Philadelphia called Community Behavioral Health (CBH). CBH was charged with the task of providing mental health services to the 500,000 Medicaid patients in the City of Philadelphia. Debtor hoped to capitalize on the demand for psychiatric services generated by CBH, and its position as a low cost provider within the City, by acquiring Kirkbride Center and negotiating a profitable service provider contract with CBH. Debtor was indeed able to negotiate a contract with CBH to provide acute, 23 hour, and sub-acute psychiatric care services to CBH starting in 1997 and proceeded to do so. Initially the vast percentage of patients sent to Kirkbride by CBH were acute care patients for whom the reimbursement rate was $435 per day, which the Company had projected. However, CBH increased the level of sub-acute and 23 hour care with a daily reimbursement rate of only $290 and 23 hour patients with a daily rate of $300.00. As the hospital expanded its non-hospital rehabilitation services, its Medicare rate decreased from $700/da to $348/da causing substantial recapture by Medicare. Additionally the Hospital was receiving a significant level of County funding patients, which generated a significant level of bad debt. Given these factors the business was not profitable. In addition, Debtor was paying for the maintenance and upkeep of approximately 250,000 square feet of the Property which it was not using and had not

10



yet been able to lease to other tenants. During 2000 the property lost a significant tenant which lowered tenant revenue, and the planned sale of real estate was disrupted by the 9-11 economic downturn.

                           B.  Recognizing  the  predicament  it was in, in 1998
Debtor began to shift its operating strategy away from the acute and sub-acute psychiatric care model and towards the more profitable drug and alcohol rehabilitation programs. While drug and alcohol programs have a lower reimbursement rate than acute psychiatric care services, they have a far lower cost to provide services because of lower staff to patient ratios, and less potential for bad debts making them a profitable niche in the mental health industry. From 1998 to the start of 2002, in incremental steps as it could obtain additional bed licenses, Debtor increased its drug and alcohol beds from 0 to 148 and has reduced its acute psychiatric beds from 120 to down to 25.

                           C. In addition to shifting its  operating  model from
acute psychiatric care to drug and alcohol treatment, Debtor took steps to lease space in the Property to third parties and to relocate affiliated programs from off-site to the Property when possible. This initiative required a significant investment in improvements to certain buildings to make them suitable for tenants, not all of whom remained long term. However, this effort has now resulted in 72,500 SF of the Property being leased to third parties and 19,000 SF being leased to an affiliate, grossing a total of $1,329,000 in rental income as of 2002.

                           D. As the percentage of business shifted between 1998
and 2002 from high reimbursement and high overhead acute psychiatric care, to lower reimbursement but significantly lower overhead drug and alcohol programs, patient revenue dropped by 20% (reflecting the lower reimbursement rate) , but operating expenses dropped even more sharply, by approximately 40% (reflecting the lower operating expenses of these programs, primarily in the staff to patient ratios). The net effect has been that the Company's EBITDA has gone from a loss of ($640,000) in 1999 to a gain of $3,174,500 in 2002. As the Company improves overhead efficiency, payor mix and, tenants revenue, EBITDA is expected to improve per the projections. Meanwhile the Company is improving from a pre-tax loss of ($3,272,000) in 1999 to a pre-tax gain of $998,000 in 2002. This dramatic turnaround is a direct result of the shift in the business model from acute care to drug and alcohol treatment and the occupancy of empty space by third party tenants.

                           E. Unfortunately, the years of operating losses which
accumulated between 1997 and 2000 while the transformation of the business model was underway have resulted in a debt load and other accrued obligations including taxes which are too great to manage, even with the vastly improved operating performance. Given an impending mortgage expiration and uncertainty about obtaining an extension, the Company was forced to seek Bankruptcy protection in May of 2002.

5.2      BANKRUPTCY PROCEEDING

         A. Voluntary Petition. On May 6, 2002, the Debtor filed a Voluntary Petition under Chapter 11 with the Bankruptcy Court in the Eastern District of Pennsylvania.

11


         B.   Post-Petition   Operations.   During  the  Post-Petition   period,
operations have returned to a normal state. The Debtor has been above budget and cash flow has been adequate to meet current needs and obligations.

         C. Cash Collateral Orders. Since the filing of the case, the Debtor had operated under a series of cash collateral orders.

         D. Future Outlook of the Debtor's Business. The Debtor estimates that its gross income for 2003 will surpass all previous years that it has been in operation. With an emphasis on drug and alcohol rehabilitation programs and a downsizing of its acute and sub-acute programs, the Debtor anticipates increasing revenues and decreasing operating expenses. Debtor expects to increase its rental income by leasing space to more third parties. Debtor also expects to sell approximately four acres of its land that is currently not in use.

         E. Important Events. Several events have occurred since the Petition Date which have impacted or enhanced the Debtor's ability to reorganize:

                  a. Since the filing date, the Debtor has signed several new leases with Pennsylvania Hospital, Baptist Children Services, and Travelers Aid which have dramatically increased rental revenue which are only reflected partially reflected in Debtor's financial reports. Third party rental revenue has grown from $893,000 in 2002 to a projected $1,277,000 in 2003.
                           Based on currently signed leases, this total is projected to grow to $1,585,000 in 2004.

                  b. If the Debtor executes a lease with the City of Philadelphia, the Debtor will have obtained 95% occupancy of its rentable space with total third party rent revenue of $2,157,000. This would represent a 108 % increase since the filing date.

                  c. The Debtor has increased average daily census in its hospital and rehabilitation program since its filing date. A comparison of census for the year to date period ending 5/31/02 shows average daily census of
                           142.6 patients, for that same period of year to date 5/31/03 the Debtor reports an average daily census of
                           153.8 patients evidencing an improvement of 8% post chapter.

                  d. Hospital revenue (adjusted for pro-rate effect of tobacco funds) increased from $6,490,719 (year to date 5/31/02) to $7,630,956 (year to date 5/31/03)
                           evidencing an increase of 17.57% post-chapter. The increase without the tobacco fund effect was 11%.
                           Further, the Debtor has just received additional contracts with Magellan Health. The effect of these contacts are not yet evident in the Debtor's census.

                  e. Debtor has paid $718,000 to the Internal Revenue Service, $56,000 to Commonwealth of Pennsylvania, Department of Revenue, and $75,000 to Commonwealth of Pennsylvania, Department of Labor and Industry on pre- petition taxes since the filing date.

                  f. Since June 2003, the Debtor has paid all current interest to WRH and $20,000 per month towards the fees or principal of WRH.

12



                  g. The Debtor through the filing of the cost reports for pre-petition periods has eliminated almost $1,200,000 from a $1,400,000 obligation to Medicare. The claim of Community Behavioral Health at the petition date of $239,000 has been paid in full. Further, as a result of a new lease with Mill Creek School, the pre-petition claim of Pennsylvania Hospital of over $200,000 was eliminated.

         5.3 MANAGEMENT

         The operations of the Debtor have been conducted and will continue to be conducted by the following officers. The Debtor reserves the right to change its corporate officers as it deems appropriate. The salaries of the corporate officers identified herein shall remain at the same rate in effect as of the Effective Date for 2003.

                  5.3.1 Thomas T. Fleming-Chairman of the Board, Chief Executive Officer. Mr. Fleming serves as Chairman of the Board and Chief Executive Officer. In these positions he sets the strategic mission of the Debtor in conjunction with the Board of Directors, serves as the liaison to all external relationships with the shareholders and general public, serves as the responsible fiduciary party for all corporate matters, manages all Corporate and subsidiary financing, manages asset value and financial solvency and leads the corporate and subsidiary marketing and business development activities. Mr. Fleming has a salary of $120,000 per annum.

                  5.3.2 Rose S. DiOttavio-President and Chief Operating Officer. Ms. DiOttavio serves as the President and Chief Operating Officer. In these positions she sets the general leadership goals and objective for all operating entities in conjunction with the Board of Directors and Management Team, leads the Debtor's development and strategic planning activities to maximize asset value, serves as Resource Allocations Manager in conjunction with the Accounting Staff to mange and improve cash flow and economic viability, develops the Debtor's operating budget in conjunction with the Administrator and Senior Management Team, manages with Corporate Counsel all legal responsibilities as well as risk management and lawsuit coordination and manages Senior Staff's performance to effect the Debtor's mission, goals and objectives. Ms. DiOttavio has a salary of $120,000 per annum.

                  5.3.3 Mark A. Novitsky, MD-Corporate Medical Director and Executive Vice President. Dr. Novitsky serves as the Corporate Medical Director and Executive Vice President. In these positions he sets the general quality of care standards for the Debtor, serves as Senior Clinician leading the medical staff, oversees the responsibilities and duties of the Debtor's Medical Executive Committee and provides general oversight for regulatory compliance of Debtor's healthcare services. Mr. Novitsky has a salary of $244,000 per annum.

                  5.3.4 Paul MacDonald-Assistant to the Office of the Chairman. Mr. MacDonald serves as Executive Director/Senior Vice President. In this position he reports to the Office of the Chairman in the implementation of the Debtor's operating objectives, provides day to day management for the Debtor's health care operations, manager to senior health staff, responsible for the hospital, rehabilitation services; maintains hospital regulatory standards with

13



licensed agencies and the Joint Commission, sets quality of care standards with the corporate Medical Director, works with the President in the development and management of the Debtor's organization and provides for the orderly management of property services. Mr. MacDonald has a salary of $125,000 per annum.

                  5.3.5 Gardner Kahoe, Esquire-Corporate Counsel and Corporate Secretary. Mr. Kahoe serves as Corporate Counsel and Corporate Secretary. In these positions he maintains the Debtor's books and records pertaining to the Board of Directors and the general Shareholders, serves as Manager of Debtor's historical corporate records, manages the privacy and confidentiality rights of the Debtor and its patient- related issues, assists the President in managing fiduciary reporting requirements and legal affairs, serves as leasing agent for Debtor's tenant management and provides management oversight of property service such as engineering, security, environmental and handles hospital safety and risk management issues. Mr. Kahoe has a salary of $59,000 per annum.

         5.4 CLAIMS OF INSIDERS.

                  5.4.1 CoreCare Systems, Inc. has a Class 10 General Unsecured Claim against the Debtor. This claim arises from the original working capital infusion and continuing working capital advances. CoreCare Systems, Inc., shall not have the right to vote its unsecured claim and shall receive no payment on its claim until all Class 10 creditors are paid in full.

                  5.4.2 Westmeade Heathcare .Westmead Healthcare provides food services to the Debtor pursuant to the agreement attached as Exhibit "3".



6.       THE PLAN
         --------

         The following is a summary of the significant provisions of the Plan and is qualified in its entirety by the provisions of the Plan, a copy of which accompanies this Disclosure Statement. In the event and to the extent that the description of the Plan contained in this Disclosure Statement is inconsistent with any provision of the Plan, the provisions of the Plan shall control and take precedence. All creditors are urged to carefully read the Plan.

         A. Classes of Claims and Interests. The Plan classifies the various claims against the Debtor. There are ten (10) separate classes of creditors (Class 1 through 10) and one class of interest holders, Class 11 which consists of the issued and outstanding shares of common stock of the Debtor. In addition, administrative claims and priority tax claims are not classified for purposes of voting or receiving distributions under the Plan, as is permitted by Section 1123(a)(1) of the Bankruptcy Code. Rather, all such claims are treated separately as unclassified claims.

         B. Unclassified Claims.

14




                  1. Administrative Claims. All Administrative Claims shall be treated as follows:

                           a. Time for Filing Administrative  Claims. The holder
of an Administrative Claim, other than (i) a Fee Claim or (ii) a liability incurred and paid in the ordinary course of business by the Debtor, must file with the Bankruptcy Court and serve on the Debtor and its counsel and the Committee's counsel, notice of such Administrative Claim within (30) days after the Effective Date. Such notice must include at minimum (i) the name of the holder of the claim, (ii) the amount of the claim and (iii) the basis of the claim. Failure to file this notice timely and properly shall result in the Administrative Claim being forever barred and discharged.

                           b. Time for  Filing  Fee  Claims.  Each  professional
person who holds or asserts an Administrative Claim that is a Fee Claim incurred before the Effective Date shall be required to file with the Bankruptcy Court a fee application within sixty (60) days after the Effective Date for all services provided through the Effective Date. Failure to file the fee application timely shall result in the Fee Claim being forever barred and discharged.

                           c.   Allowance   of    Administrative    Claims.   An
Administrative Claim with respect to which notice is required and has been properly filed pursuant to Section 4.1(a) of this Plan shall become an Allowed Administrative Claim if no objection is filed within thirty (30) days of the filing and service of notice of such Administrative Claim. If an objection is filed within such (30) day period, the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order. An Administrative Claim that is a Fee Claim, and with respect to its fee application has been properly filed pursuant to Section 4.1(b) of the Plan, shall become an Allowed Administrative Claim only to the extent allowed by Final Order.

                           d.  Payment of  Allowed  Administrative  Claim.  Each
holder of an Allowed Administrative Claim shall receive (i) the amount of such holder's Allowed Claim on the Effective Date, (ii) such other treatment as may be agreed upon in writing by the Debtor and such holder as long as no payment is made thereon prior to the Effective Date, or (iii) as may be otherwise ordered by the Court, provided that an Administrative Claim representing a liability incurred in the ordinary course of business by the Debtor may be paid in the ordinary course of business. Fees for pre-Effective Date services not approved until after the Effective Date shall be paid within ten (10) days of any order approving said fees.

                           e.  Professional  Fees  Incurred  After the Effective
Date. Any professional fees incurred by the Debtor or Committee after the Effective Date must be approved by the Debtor and the Committee and, thereafter, paid. Any invoices for services rendered by professionals for the Debtor or the Committee shall be paid within ten (10) days after a copy of the invoice relating to those services has been served on counsel for the Debtor and Committee, provided, however, in the event the Debtor or Committee objects to the payment of any invoice shall not be made until further order of the Court. Any dispute which may arise with regard to

15


professional fees after the Effective Date shall be submitted to the Bankruptcy Court, which shall retain jurisdiction to settle these types of disputes. In the event of such dispute, the Debtor shall pay that portion of the fees, if any, which is not in dispute, punctually.

                           f.  Administrative   Claim  Fund.  The  Debtor  shall
establish an Administrative Claim Fund from the Tobacco Settlement Fund in the amount of $300,000 which shall be used to pay the claims of professionals employed by the Debtor and Committee for which fee orders have not been entered prior to Confirmation. The fund shall be created prior to the Confirmation Hearing from funds available from the Tobacco Settlement Funds and supplemented with funds from operations.

                  2. Treatment of Priority Tax Claims. Each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Debtor (i) the amount of such holder's Allowed Claim on the Effective Date; (ii) the amount of such holder's Allowed Claim, plus interest accrued at the applicable statutory rate, in equal monthly cash payments in accordance with the provisions of Subsection 1129(a)(9)(c) of the Bankruptcy Code commencing on the Effective Date or (iii) such other treatment as may be agreed upon in writing by the Debtor and such Creditor. To the extent, such taxing authority also has a secured claim creditor shall retain its lien until paid in full and the treatment shall be as set forth in the appropriate Class in Article III.

                  3. Treatment of Claims and Interests.

                  The Classes of Creditors and estimated principal amounts of the claims in each Class as of the Effective Date are as follows:


Class 1      Kirkbride Holdings, LLC                            $13,700,000
Class 2      Internal Revenue Service                           $3,300,000
Class 3      Heller Healthcare Finance                          $445,000
Class 4      Commonwealth of Pennsylvania, Dept. of Revenue     $656,000
Class 5      Commonwealth of Pennsylvania, Dept. of Labor       $183,000
Class 6      Advanta Leasing Services                           $9,000
Class 7      CitiCorp Vendor Finance                            $320,000
Class 8      City of Philadelphia, Dept. of Revenue             $3,000,000
Class 9      Priority Non-Tax Claims                                -0-
Class 10     Unsecured Claims                                   $4,500,000

Only the holders of Allowed Claims - that is holders of claims which are not in dispute, are not contingent, are not unliquidated in amount and are not subject to objection or estimation - are entitled to receive distributions under the Plan. Until a claim becomes an Allowed Claim, distributions will not be made to the holder of such claim. The Plan provides for the division of holders of Claims and interests into the following Classes:

16



Class 1. Secured Claim of KBH Mortgage Inc. or its Assignee. All Claims of the Class 1 creditor are treated in this Class 1. The treatment in Class 1 is in full and final satisfaction of all claims of the Class 1 Creditor. Class 1 Claims are impaired under the Plan.

         A. Nature of Debt. The Class 1 Creditor holds a Mortgage and Note on the Debtor's real estate and a lien on Debtor's accounts. Class 1 has a first lien on all real estate and fixtures and certain personal property senior to all other mortgages and liens of any nature under the Mortgage Modification Agreement described herein below and a junior lien on all accounts and other assets as set forth in the Mortgage Modification Agreement.

         B. Treatment. Class 1 shall be treated as follows:

                  1. KBH shall have an allowed secured claim under the Plan in the amount of Thirteen Million Seven Hundred and Eighteen Thousand One Hundred and Forty-Eight Dollars and Twenty-Seven Cents ($13,718,148.27) (the "KBH
Secured Claim") plus reasonable attorney fees and costs and less any such amounts paid under the cash collateral orders or otherwise which have not been earmarked as interest, insurance or taxes. The exact amount of the KBH Secured Claim shall be subject to adjustment as agreed to by KBH on the Confirmation Date.

                  2. Upon the Effective Date of the Plan, KRC shall execute and deliver to KBH an Amended and Restated Note in the amount of KBH Secured Claim (the "Amended Note"), secured by the KBH Mortgage in the amount of the KBH Secured Claim the form of which will be agreed prior to Confirmation. The loan documents referenced herein are drafts and are subject to change. Final versions of the loan documents and the Kirkbride Lease will be submitted at the Confirmation Hearing. The Debtor shall be a guarantor of the Amended Note. KRC shall also execute an Assignment of Leases and such other documents as are reasonably necessary. A mortgage modification agreement in the form which will be agreed to prior to Confirmation shall be executed on or before the confirmation hearing. The Amended Note shall accrue interest at the same rate as the present Mortgage Note and payment of principal shall be based on a twenty
(20) year amortization schedule. Interest shall accrue only on those amounts as set forth in the Note or any Forbearance Agreement as interest bearing and shall not accrue on interest, penalties or late charges. Payment of principal, interest, insurance, and taxes shall be due monthly in arrears. The Debtor shall make payments under the cash collateral orders thought January 31, 2004. The treatment in this section 3.1.B.2 shall commence with the month of February 2004 with the payment due on or before February 28, 2004. Class 1 shall be permitted in February 2004 and in all successive months to sweep from the KBH Lockbox on a weekly basis an amount no greater that twenty-five percent of the principal, interest, insurance, and tax payment ("KBH Monthly Payment") due by the end of that month. The sweep shall occur on the Wednesday of each week. If, in a given week, twenty-five percent of the KBH Monthly Payment is not available, KBH may recover the deficiency in the following week. On the last Tuesday of the last week of the thirty-sixth (36th) month after the Effective Date, the Amended Note and all accrued interest thereon will be due and payable in full. In addition, on April 15, 2004 and July 15, 2004,KBH shall receive additional principal payments of $15,000.00, on October 15, 2004 and January 15, 2005, KBH shall receive additional principal payment of $20,000. Commencing

17


April 15, 2005 and then quarterly KBH shall receive additional principal payments of $25,000.00.

                  3. The Amended Note shall also provide that if any monthly payment is not made to KBH under the terms of the Loan Documents within five (5) days of the date due, KBH may exercise its remedies after twenty four (24) hours written notice to the Debtor.

                  4. As part of the Plan, the Debtor's real estate and all of its real property leases will be transferred as of the Effective Date to KRC subject only to the liens of Class 1, Class 2, Class 3, Class 4, Class 5, Class 8, and Class 10. At time of transfer KRC shall provide KBH with an updated title policy at KRC's cost insuring the first priority lien of KBH as the Class 1 Creditor.

                  5. With regard to the Class 1 Claim only, KRC shall be permitted to sell the Kirkbride Building and any of the vacant land of KRC so long as at the time of the sale, Class 1 through refinance or sale proceeds or a combination of the same, is paid in full or if KBH consents. This provision shall not affect other classes.

                  6. There shall be no prepayment penalty on the Class 1 claim.

                  7. KBH, Corecare Systems, Inc., Thomas Fleming, and Rose DiOttavio shall enter into a separate agreement which shall provide for discontinuance of pending litigation related to the existing guarantees and a release of KBH. The Guarantors shall amend their Guaranty which was executed as part of a pre-petition forbearance agreement to include the KRC Note.

                  8. The Lease between KRC and Debtor shall contain the terms set forth in 5.13 and in the form which will be agreed prior to Confirmation.

                  9. Debtor, its parents, affiliates, officers, directors, employees and assigns shall release and discharge KBH, its parents, affiliates, officers, directors, employees and assigns from any and all claims existing as of the Confirmation Date, whether known or unknown, contingent or liquidated, direct or indirect, or whether arising pre-petition or post-petition, including any and all claims which may otherwise be asserted under Section 5.7 or Section 6.1(d) of the Plan. Upon payment of the Class 1 claim, all guarantees, claims and security of Debtor and the Guarantors shall be released by KBH.

                  10. The Cash Management Agreement, the form of which will be agreed to prior to Confirmation, between the Debtor and KBH shall remain in place, as modified by the parties thereto, until the KBH Secured Claim is paid in full. To the extent, Debtor's new account receivable lender requires an Inter-creditor Agreement, KBH shall reasonably negotiate the same and such agreement shall be reasonably acceptable to KBH and its counsel. Furthermore, the Debtor agrees to execute any and all additional documents reasonably requested by KBH in order to effectuate the terms and conditions of the Plan.

                  11. The Amended Note, The Mortgage Modification Agreement, the Deed-in-Lieu Agreement, the Lease, the Guarantees, and the Cash Management Agreement referred to in

18


this Section and any and all related documents evidencing the obligation of KRC, the Debtor and/or the guarantors to KBH are collectively referred to as the "KBH Loan Documents". In the case of any conflict between the terms of the Plan, the Order confirming the Plan and terms of the KBH Loan Documents, the of the KBH Loan Documents shall control and shall be effective as the terms and conditions of the Plan.

                  12. The Class 1 Creditor has asserted that there is pre-petition interest due of approximately $80,000 in addition to the amount set forth in 3.1.B.1. of the Plan. The Debtor has asserted that there may be improper interest and/or late charges included in the 3.1.B.1 of the Plan amount. Class 1 Creditor disputes this and both parties prior to confirmation shall endeavor to resolve the disputed amounts, and absent such resolution, the Court shall decided. To the extent there is any unpaid pre-petition interest, such amounts shall be paid in sixteen equal weekly payments commencing February 15, 2004.

Class 2. (Internal Revenue Service) Class 2 consists of the Secured and Priority Claims of the Internal Revenue Service. This Class is impaired.

         A. Secured Claim. The Secured Claim of the Internal Revenue Service is $2,200,000 which is the original secured claim of $3,100,000.00 less all adequate protection payments made through the Effective Date subject to increase for post-petition interest under 11 U.S.C. ss. 506(b). This Claim will be paid as follows:

                  1. One Million Dollars or the actual proceeds of the financing, whichever is greater, shall be paid on the Effective Date from the proceeds of the refinancing of the accounts receivable and then equal monthly installments of principal and interest at the statutory rate for seventy-two months. If the IRS receives an additional principal payment during the Plan, the payment under this paragraph shall adjust, at the option of the Debtor, to the reduced principal amount plus interest over the remaining months under the original seventy-two month schedule. If the secured claim is satisfied with less than $1,000,000, the balance of the refinance shall be applied to the IRS Priority Claim.

                  2. Class 2 shall retain its lien on all assets but said lien shall be subordinate to the lien of lender providing the accounts receivable refinancing on the Debtor's accounts. The IRS shall retain its lien, to the extent it remains, on the real estate to be transferred to KRC. Upon payment of the Allowed Class 2 Secured Claim of the IRS, such liens shall be extinguished and the IRS shall provide the Debtor and KRC with any and all documentation reasonably requested to release the lien of record.

                  3. $375,000 shall be paid to the IRS on account of the Tobacco Settlement Funds distribution.

                  4. To the extent the Debtor is entitled to over payment from CMS through the 1999 Cost Report Year, such overpayments will be applied to the IRS secured claim and then Priority Claim.

19



         B. Priority Claim. The Priority Claim of the Internal Revenue Service is $1,022,000. This claim will be paid as follows:

                  1. Equal monthly installments of principal and interest at the statutory rate for seventy-two months.

         C. Unsecured Claim. This Unsecured Claim of the Internal Revenue Service shall receive treatment as a Class 10 Claim.

Class 3 (Secured Claim of Heller Healthcare Finance).   Class 3 consists of the
Secured Claim of Heller Healthcare Finance.  Class 3 is impaired.

         A. Nature of Debt. Class 3 is owed $445,000 and is secured by a lien in accounts and a second priority mortgage on Debtor's real property. Heller is currently receiving monthly payments through confirmation from the Debtor and a non-debtor. These payments will reduce the claim which will be determined as of the Confirmation Hearing.

         B. Treatment. Class 3 will be paid as follows:

                  1. Heller shall be paid in full on a weekly basis from Westmeade. The Debtor shall make no further payments to Heller but shall remain liable for all Heller obligations. Westmeade's weekly payments to Class 2 shall aggregate $59,000 per month.

                  2. Heller shall also have received $75,000 from the Tobacco Settlement Funds Distribution.

                  3. Heller shall retain its Second Mortgage on the Real Property until its claim is paid in full. Upon payment of the Allowed Class 2 Secured Claim of Heller, such lien shall be extinguished and Heller shall provide the Debtor and KRC with any and all documentation reasonably requested to release the lien of record.

Class 4. (Commonwealth of Pennsylvania Department of Revenue) Class 4 consists of the Secured and Priority Claims of the Commonwealth of Pennsylvania Department of Revenue. This Class is unimpaired.

         A. Secured Claim. The Secured Claim of the Commonwealth of Pennsylvania Department of Revenue is $ 425,690.85 which includes adequate protection payments made through December 31, 2003. This Claim will be paid as follows:

                  1. Equal monthly installments of principal and interest at the statutory rate for seventy-two months.

                  2. Class 4 shall also receive $75,000 from the Tobacco Settlement Funds distribution.

20


         B.  Priority  Claim.   The  Priority  Claim  of  the   Commonwealth  of
Pennsylvania Department of Revenue is $249,461.95. This claim will be paid as follows:

                  1. Equal monthly installments of principal and interest at the statutory rate for seventy-two months.

         C. Unsecured Claim. This Unsecured Claim of the Commonwealth of Pennsylvania Department of Revenue in the amount of $84,659.38 shall receive treatment as a Class 10 Claim.

         D. All liens of the Class 4 creditor are retained until the secured claim is paid in full.

         E. The Administrative Tax Claim of the Commonwealth of Pennsylvania Department of Revenue is $173,294.24 and shall be paid prior to confirmation.

Class 5. (Commonwealth of Pennsylvania Department of Labor) Class 5 consists of the Secured and Priority Claims of the Commonwealth of Pennsylvania Department of Labor. This Class is unimpaired.


         A. Secured Claim. The Secured Claim of the Commonwealth of Pennsylvania Department of Labor is $73,360.53 less all adequate protection payments made through the Effective Date. This Claim will be paid as follows:


                  1. Equal monthly installments of principal and interest at the statutory rate for seventy-two months.

                  2. Class 5 shall also receive $50,000 from the Tobacco Settlement Funds distribution.

         B.  Priority  Claim.   The  Priority  Claim  of  the   Commonwealth  of
Pennsylvania Department of Labor is 162,083.27. This claim will be paid as follows:

                  1. Equal monthly installments of principal and interest at the statutory rate for seventy-two months.

21


         C. Unsecured Claim. This Unsecured Claim of the Commonwealth of Pennsylvania Department of Labor shall receive treatment as a Class 10 Claim.

Class 6. Secured Claims of Advanta Leasing Services. Class 6 consists of the Secured Claim of Advanta Leasing Services. Class 6 is impaired. The treatment in Class 6 is in full and final satisfaction of all claims of the Class 6 Creditor. Class 6 is unimpaired.

         A. Nature of Debt.

                  1. The Class 6 Creditor has a Secured Claim in the amount of $8,403.00.

         B. Treatment. The claim will be treated in accordance with the pre-petition loan agreements.

Class 7. Secured Claims of Citicorp Vendor Finance. Class 7 consists of the Secured Claim of Citicorp Vendor Finance. Class 7 is impaired. The treatment in Class 7 is in full and final satisfaction of all claims of the Class 7 Creditor. Class 7 is impaired.

         A. Nature of Debt.

                  1. The Class 7 Creditor has a Secured Claim in an amount to be determined at Confirmation.

         B. Treatment. The claim will be treated as follows:

                  1. The finance agreement will be modified to allow for equal monthly installments of principal and interest over seven years with interest at the contract rate with principal reduced to the Secured Claim. Any deficiencies will be a Class 10 Claim.

Class 8. Secured Claim of the City of Philadelphia - Department of Revenue. Class 8 consists of the Secured Claim of the City of Philadelphia Department of Revenue. Class 8 Claims are impaired under the Plan. This Class does not include CBH.

         A. Secured Claim. The Secured Claim of the City of Philadelphia Department of Revenue is $2,100,000.00 plus all administrative tax claims through the Effective Date. This Claim will be paid as follows:

                  1. Equal monthly installments of principal and interest at the statutory rate for one hundred twenty months.

         B. Priority Claim. The Priority Claim of the City of Philadelphia Department of Revenue will be paid in equal monthly installments of principal and interest at the statutory rate for one hundred and twenty (120) months.

22


         C. Unsecured Claim. This Unsecured Claim of the City of Philadelphia Department of Revenue shall receive treatment as a Class 10 Claim.

         D. Other Conditions:

                  1. The Class 8 creditor shall retain the lien and judgment for $2,100,000 referenced above until the secured claim is paid in full.

                  2. The Debtor shall maintain its current deposit with PECO until Class 8 is paid in full.

                  3. The Debtor shall file any tax returns necessary to bring the Debtor into compliance by the Confirmation Hearing.

Class 9. (Priority Non-Tax Claims). Class 9 is not impaired. The treatment and consideration to be received by holders of Class 9 Allowed Claims shall be deemed to be in full settlement, satisfaction, release and discharge of their respective Claims and Liens. All Class 9 claims shall be paid on the Effective Date.

Class 10. (Unsecured Claims). Class 10 is impaired. The treatment and consideration to be received by holders of Class 10 Allowed Claims shall be in full settlement, satisfaction, release and discharge of their respective Claims and Liens. Class 10 consists of all Allowed Claims not otherwise classified herein, including all judgment creditors whose claims are not separately classified. To the extent a Class 10 creditor has an identical claim in the case of a related debtor, the creditor shall receive distribution only on one claim. If the creditor has separate and distinct claims in both cases, such creditor shall receive distribution on both claims. Class 10 creditors shall receive the following treatment:

                  (a) Debtor shall execute a Note which KRC shall guarantee requiring the following payments:

                           (i)  commencing  ninety (90) days after the Effective
Date and continuing monthly for an aggregate of 12 months, payments of $41,667;

                           (ii) commencing  thirty (30) days after completion of
the payments in (i), twelve equal monthly payments of $42,592;

                           (iii) commencing thirty (30) days after completion of
the payments in (ii), twelve equal monthly payments of $62,094; and

                           (iv) commencing  thirty (30) days after completion of
the payments in (iii), twelve equal monthly payments of $75,000, and then monthly payments of $100,000 until the Class 10 Claims have received sufficient funds to satisfy one hundred percent of principal, interest, and all other sums due under the note.

23


                  (b) KRC shall deliver a Mortgage (as defined below) securing the Note to the Distribution Trust to hold for the benefit of Class 10, which shall be junior to all existing lien holders. The mortgage provided to Class 10 shall require subordination of the mortgagee's interest to any refinancing of any obligation with a lien priority higher than Class 10, so long as all proceeds are used to satisfy or reduce lien claims superior to Class 10 lien claims. Further, until the Class 1 Claim is satisfied, the Class 10 Disbursing Agent shall release the mortgage or such portion thereof on a sale by the Debtor to a bona fide third party purchaser in an arms length transaction, so long as the purchase price is at least equal to the fair market value to the property being conveyed. If the Class 10 Disbursing Agent has an objection to the purchase price, the Class 10 Disbursing Agent may seek to have the Bankruptcy Court stay the sale, however, the only grounds for objection shall be (a) whether the sale is for fair market value or (b) proceeds will be received by a junior class. The Bankruptcy Court will retain jurisdiction as of this case to heart of any such dispute. The Class 10 Distribution Trust and Disbursing Agent shall have the right to foreclose under such mortgage any time following 90 days after the occurrence of a default under the mortgage and automatically upon certification of the Bankruptcy Court any time following 90 days after the occurrence of a default under the mortgage.

                  (c) Payments under the note shall first be applied to interest and then principal. Total interest due shall be calculated after the total amount of Allowed Class 10 Claims have been determined. Interest shall accrue on the original principal balance of the Note at six percent (6%) per annum.

                  (d) The Class 10 Distribution Trust shall distribute on a semi-annual basis to Allowed Class 10 Creditors subject to the Distribution Reserve.

                  (e) In addition to monthly payments, as aforesaid, on or before February 28 of each year, the Debtor shall distribute Free Cash Flow over $300,000 ("Excess Free Cash Flow") for the immediately prior calendar year, as follows:

                           (i)  Twenty  percent  (20%) of Excess  Free Cash Flow
shall be distributed to a repair and reserve account (the "Reserve Fund") for Debtor's discretionary use in repairs, maintenance and tenant improvements.

                           (ii)  Eighty  percent  (80%) of Excess Free Cash Flow
shall be distributed to the Class 10 Disbursing Agent. The distribution of amounts to the Class 10 Disbursing Agent pursuant to this Section 3.10(f)(ii) shall constitute prepayments to the Class 10 Disbursing Agent on account of the unpaid principal balance of the Note in the reverse order of their maturity (last installment credited first).

                           (iii) For  purposes of this  Section,  the  following
terms have the meanings specified.

                                    (A) "Free Cash Flow" means net income/(loss)
in each fiscal year ending December 31, less the change in working capital (defined as current assets excluding

24


cash minus current liabilities, excluding current portion of long term debt) plus depreciation, amortization, and proceeds from any asset sales including non-core real estate, less capital expenditures and any principal payments on debt from the Debtors, KRC or Westmeade as consolidated entities.

                  (f) The obligations of the Debtors under the Note shall be secured by the following, each of which shall be subordinate to the liens and security interests of Class 1 and all other prior classes, each of which shall be documented in a manner satisfactory to Class 10 Disbursing Agent
(collectively, the "Collateral Documents") and the Debtors, KRC, and their affiliates shall execute document, appropriate to effectuate, junior to all existing lienholders:

                           (i) a lien  on and  security  interest  in all of the
Debtors' respective assets;

                           (ii) a lien on and security  interest in all of KRC's
assets;

                           (iii)  a  mortgage  lien  on  certain  premises  (the
"Mortgage   Premises")   situated  at  111  North  49th  Street,   Philadelphia,
Philadelphia County, Pennsylvania (the "Mortgage");

                           (iv) an  assignment  of all leases and rents  arising
with respect to the Mortgage Premises.

                  (g) If any amount due under the Note is not paid within fifteen (15) days after such payment is due, then there shall also be immediately due and payable a late charge at the rate of five percent (5%) of the delinquent payment for each month of delinquency.

                  (h) All payments made to the Class 10 Disbursing Agent under the Note shall be made by wire transfer to accounts designated in writing by the Class 10 Disbursing Agent.

Class 11. (Interest Holder ). Class 11 is impaired. The holder of Class 11 interest shall retain all of its interest.

7.       PROVISIONS FOR EXECUTION OF THE PLAN
         ------------------------------------

         7.1 Funding of the Plan. The Debtor's Plan shall be funded from the Debtor's current operations. The Debtor has sufficient cash flow from operations to make all plan payments required. In addition, the Debtor shall obtain funds from the following sources:

                  A. Debtor shall refinance its accounts for $1,000,000 based upon a first lien in Debtor's accounts. The proceeds of this loan shall be paid to the Class 2 creditor. The Debtor is currently negotiating with Meridian Healthcare Finance, LLC.

                  B. The Debtor shall employ such appropriate entity to assist in the refinance of the Class 1 creditor or the sale of all or part of its assets.

25


                  C. The Debtor shall use the Tobacco Settlement Fund of $997,000 as follows:

                         1. IRS                $375,000
                         2. Admin.  Claims     $300,000
                         3. Comm of PA         $ 75,000
                         4. Labor & Ind.       $ 50,000
                         5. Heller             $ 75,000


                  The release of these funds is contingent on confirmation of the Plan and the payment of $1,000,000 generated by the refinance of Debtor's accounts to the IRS. If the Plan is not confirmed, all parties reserve all rights as to the Tobacco Settlement Funds. The balance of the Tobacco Settlement Funds shall be retained by the Debtor for working capital.

         7.2 Execution of Documents. Prior to the Effective Date, the Debtor is authorized and directed to execute and deliver all documents and to take and to cause to be taken all action necessary or appropriate to execute and implement the provisions of this Plan.

         7.3 Alterations, Amendments or Modifications. This Plan may be altered, amended, or modified by the Proponent before or after the Confirmation Date, as provided in Section 1127 of the Code.

         7.4 Disbursing Agent. There shall be no Disbursing Agent other than for Class 10. The Debtor shall make all plan payments directly.

         7.5 Final Decree. After the Effective Date, the Reorganized Debtor may file a Motion to close the case and request that a final decree be issued.

         7.6 Corporate Charter. The Debtor's corporate charter will be amended after the Effective Date to any extent necessary to permit the Debtor to implement the terms of this Plan.

         7.7 Retention and Enforcement of Claims. Pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code, except as set forth herein, the Committee, through the Class 10 Disbursing Agent, shall retain and may enforce any and all claims of the Debtor on behalf of, and as a representative of, the Debtor or its estate, including, without limitation, all claims arising or assertable at any time under the Bankruptcy Code, including under Sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 552 and 553 thereof. In particular, Debtor shall pursue all litigation against Travis TBS, Inc. d/b/a Brown Schools et al. The Debtor shall also pursue all appeals of its Disproportionate Share calculation with the Commonwealth of Pennsylvania and any cost report appeals, audits or reviews with CMS.

         7.8 Transfer of Real Property, Personal Property and Leases. On the Effective Date, Debtor shall transfer the Real Property, fixtures, and personal property excluding all

26


computer hardware and software owned by the Debtor, to KRC subject to the liens of Classes 1,2, 3, 4, 5, 8, and 10. KRC and Debtor shall execute the Kirkbride Lease and Debtor shall cause Realty to transfer to KRC all of the leases and any agreement relating to the Real Property. This transfer shall be tax neutral and the Debtor reserves the right to modify the structure to preserve any tax loss carryforwards and prevent the imposition of a tax on any gain on the transfer. This transfer shall not affect the lien priority of any creditor who holds a lien on the Real Estate after the Court has determined such priority pursuant to the Debtor's Complaint to Determine Extent, Priority and Validity, nor shall it affect the tax consequences to the Class 1 Creditor. The IRS has made no comment or opinion as to whether the transfer will be tax neutral. This transfer shall not trigger any right of first refusal of Pennsylvania Hospital.

         7.9 Section 1146(c) Exemptions. The transfer under Section 5.8 and, if appropriate, the Deed in Lieu under Section 3.1(b)(3), shall be exempt from state or local transfer tax and shall be considered transfers under a Plan.

         7.10 Subordination on Refinance of Class 1. All creditors in Classes 2 through 10 shall subordinate their liens, if any, to the first mortgage lien of any lender which agrees to refinance the Class 1 claim or the claims of Class 2 through 9 so long as proceeds are applied in order of lien priority to satisfy debt.

         7.11 Complaint to Determine Extent, Priority and Validity of Liens. The Debtor shall file a Complaint to Determine the extent, priority and validity of all liens on its assets. To the extent a lien is determined to be wholly unsecured, the confirmation order shall contain a specific directive to the Office of the Prothonotary, Recorder of Deeds, Secretary of State or such other agency to remove said lien from any records relating to the Debtor.

         7.12 Capital Contribution of Corecare Systems, Inc. Corecare Systems, Inc. is the sole stockholder of the Debtor. Corecare Systems, Inc. shall cause its subsidiary, Westmeade Healthcare to satisfy the Class 3 claim in the approximate amount of $445,000 plus any additional funds contributed under the excess cash flow formula for Class 10. This shall represent a capital contribution of Corecare Systems, Inc. and the Debtor intends to consider this contribution New Value, if Class 10 shall reject the Plan. The Debtor will consider the requests of other parties to contribute capital in order to test the value of the retained interest of Class 11 and such other parties may present offers for capital contribution through the date of the Confirmation Hearing.

         7.13 Debtor Lease with KRC. On the Effective Date, Debtor shall execute a Lease with KRC with term of three years.

         7.14 KRC Board of Directors. Four directors shall be chosen by Corecare Systems, Inc. and one by KBH Mortgage, Inc. KBH shall be issued one (1) share of KRC and shall hold such share until the KBH Secured Claim is paid in full. KRC shall be prohibited by its charter and by-laws from filing a voluntary petition for bankruptcy or amending its charter and by-laws without the unanimous written consent of all five (5) Board Members and all shareholders. A copy of the by laws will be provided at the Confirmation Hearing. KRC will provide an opinion

27


letter of counsel regarding the validity and enforceability of the charter and bylaw provisions restricting the ability to file a bankruptcy which shall be reasonably acceptable to KBH.

         7.15 Post-Petition Tax Obligations. Any obligation of the Debtor to any taxing authority which arose post-petition shall be cured on or before the Effective Date unless the taxing authority has agreed in writing to a different treatment.

         7.16 Balance Sheet. Debtor shall file with the Court on or before the Confirmation Date a starting balance sheet for the reorganized Debtor and for KRC, which shall be made available to all Creditors. Such balance sheet shall not be audited but reviewed by accountants to the Committee.

8.       GENERAL PROVISIONS
         ------------------

         8.1 Retention of Jurisdiction. The Plan provides that the Bankruptcy Court shall retain jurisdiction under the Plan for any and all purposes as are necessary or proper for the consummation of the Plan until the Plan is fully consummated and the case closed to further administration.

         8.2 Possible Tax Ramifications. Each creditor and interest holder should consult their own tax advisor as to the specific tax consequences to such person of any term of the Plan, including the application and effect of federal, state and local income and other tax laws before determining whether to accept or reject the Plan.


         8.3 Executory Contracts and Unexpired Leases.

                  A. Assumption. As of the Effective Date, the Debtor will assume all executory contracts and tenant leases on Exhibit "A" to the Plan, which have not already (a) been subject to a Final Order or decree entered by the Bankruptcy Court or (b) been subject to a prior stipulation or other agreement entered into and approved by the Bankruptcy Court during the pendency of these proceedings. As of the Effective Date, Debtor will assume all tenant leases which are nominally in the name of Corecare Realty, Corp. and assign the same to Kirkbride Realty Corp.

                  B. Rejection. All executory contracts and unexpired leases that are not assumed as provided in Section 7.1 as of the Confirmation Hearing or rejected during this case shall be deemed rejected pursuant to Section 365 of the Bankruptcy Code as of the Petition Date.

                  C. Damages. Any Claim for damages arising by reason of the rejection of any executory contract or unexpired lease will constitute a Rejection Claim, if, but only if, a proof of claim therefore shall be filed with the Clerk of the Court within thirty days after the date of rejection. If a Rejection Claim becomes an Allowed Claim then it shall constitute a general unsecured claim under Class 10.

28


                  D. Notice of Rejection. The Debtor shall serve a notice by regular mail to all parties whose contracts are rejected immediately following the Confirmation Hearing advising of the date by which any claim shall be filed.

                  E. Assumption of CBH and Medicare Provider Agreements. Debtor shall assume on the Effective Date all of its provider agreements with CBH and CMS subject to any over payment obligations. To the extent an overpayment exists as of the Effective Date, the Debtor shall enter into a separate agreement with CMS prior to Confirmation. Debtor shall assume all other provider agreements whether specifically listed on Exhibit "A" to the Plan or not. To the extent any provider believes a default exists under the provider agreement, notice of the claim shall be filed with the Debtor and Debtor's Counsel as well as with the Court no later than the Confirmation Hearing.


         8.4 Objections to Claims. If the Debtor intends to object to any claims, then within thirty (30) days of the Effective Date the Debtor shall file objections to such Claims and all objections to the allowance of Claims shall be litigated to Final Order or compromised and settled, subject to approval of the Bankruptcy Court after notice only to the Debtor, the holder of such Claim, the Committee, and a hearing.

         8.5 Discharge of Debtor. Except as otherwise provided in the Plan and subject to the occurrence of the Effective Date and except for priority and secured tax creditors in Section 4.2, the rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan shall be in exchange for and in complete satisfaction, discharge, and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor, any of its assets or properties and the Debtor's Estate. Except as otherwise provided in this Plan
(i) on the Effective Date, all Claims against the Debtor will be satisfied, discharged and released in full and (ii) all Persons shall be precluded from asserting against Debtor, its successors, or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred before the Confirmation Date.

         8.6 Automatic Stay. The automatic stay of Section 362 of the Code shall remain in effect until the Effective Date.

                       CORECARE   BEHAVIORAL  HEALTH MANAGEMENT, INC.


                       By:      /S/  Mr. Thomas Fleming
                                ----------------------------------
                                Mr. Thomas Fleming
                                Chief Executive Officer

                       CIARDI, MASCHMEYER & KARALIS, P.C.

                       By:      /S/ Albert A. Ciardi, III, Esquire
                                ----------------------------------

29


                                Albert A. Ciardi, III, Esquire
                                1900 Spruce Street
                                Philadelphia, PA  19103
                                (215) 546-4500
                                Attorney for Debtor

Dated: December 29, 2003







                           LIST OF SCHEDULES
                           -----------------


SCHEDULE 1 - LIQUIDATION ANALYSIS

SCHEDULE 2 - PROJECTED FINANCIAL STATEMENTS

SCHEDULE 3 - WESTMEADE AGREEMENT